Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Univest Financial Corporation:

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Univest Financial Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of Accounting Standards Update No. 2016-13, which established Accounting Standards Codification Topic 326, Financial Instruments - Credit Losses, and the adoption of Accounting Standards Update No. 2016-02, which established Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 26, 2021